Exhibit 10.11

SEVENTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of August 23, 2013, is entered into by and among the Lenders signatory hereto, PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity “Agent”), GENERAL ELECTRIC CAPITAL CORPORATION and PNC, as co-collateral agents (in such capacities, the “Co-Collateral Agents” and each a “Co-Collateral Agent”), TWIST BEAUTY PACKAGING HOLDING CORP., a Delaware corporation (“U.S. Parent Holdco”), and its Subsidiaries signatory hereto. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A.                                    The Lenders, Agent, the Co-Collateral Agents, U.S. Parent Holdco, BEAUTY PACKAGING CANADA HOLDINGS, INC., an Ontario corporation (“Canadian Parent Holdco” and together with U.S. Parent Holdco, the “Parent Holdcos” and each a “Parent Holdco”), ALBEA AMERICAS, INC., a Delaware corporation (“Albea Americas”), ALBEA COSMETICS AMERICA, INC., a Delaware corporation (“Albea Cosmetics”), ALBEA BEAUTY SOLUTIONS USA, LLC, a New York limited liability company (“Albea Solutions”), ALBEA MEXICANA, LP, a Texas limited partnership (“Albea Mexicana”), ALBÉA METAL AMERICAS, INC., a Delaware corporation (“Albéa Metal”), ALBÉA THOMASTON INC., a Delaware corporation (“Albéa Thomaston” and, collectively with Albea Americas, Albea Cosmetics, Albea Solutions and Albéa Metal, the “U.S. Borrowers” and each a “U.S. Borrower”), ALBÉA CANADA INC., an Ontario corporation (“Albéa Canada” and collectively with the U.S. Borrowers, the “Borrowers” and each an “Borrower”) have previously entered into that certain Revolving Credit, Term Loan and Security Agreement, dated December 17, 2010, as amended by that certain First Amendment to Revolving Credit, Term Loan and Security Agreement dated January 18, 2011, that certain Second Amendment to Revolving Credit, Term Loan and Security Agreement and Waiver, dated August 31, 2011, that certain Third Amendment to Revolving Credit, Term Loan and Security Agreement, dated November 10, 2011, that certain Fourth Amendment to Revolving Credit, Term Loan and Security Agreement, dated August 28, 2012, that certain Fifth Amendment to Revolving Credit, Term Loan and Security Agreement, dated October 5, 2012, and that certain Sixth Amendment to Revolving Credit, Term Loan and Security Agreement, dated December 31, 2012  (as amended, and as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers.

B.                                    The parties now wish to further amend the Credit Agreement on the terms set forth herein.  Parent Holdcos and the Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s, any Co-Collateral Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Amendments to Credit Agreement.

(a)                                         The following defined terms are hereby added to Section 1.2 of the Credit Agreement, in their proper alphabetical order:

“Cash Management Liabilities” shall have the meaning set forth in the definition of Cash Management Products and Services.

“Cash Management Products and Services”  shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial or purchasing cards;  (e) ACH transactions;  and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, overdrafts and interstate depository network services. Subject to Section 2.24(b)(xii) hereof, the indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall, for purposes of this Agreement and all Other Documents be “U.S. Obligations” or “Canadian Obligations”, as applicable, of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, Pledge Agreement, Canadian Security Documents and Mortgages, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“CEA”  shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation, or order of the CFTC.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Covered Entity” shall mean Borrowers, Borrowers’ Affiliates, other than Affiliates that are Sun Capital portfolio companies and not otherwise affiliated with such Borrower, and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Lender” shall mean any Recipient that is not a “United States person” within the meaning of section 7701(a)(30) of the Code.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender-Provided Foreign Currency Hedge”  shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  Subject to Section 2.24(b)(xii) hereof, the liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party or Subsidiary thereof that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “U.S. Obligations” or “Canadian Obligations”, as applicable, of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, Pledge Agreement, Canadian Security Documents and Mortgages, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“MC Account”  shall mean deposit account number 7810020718 of Albéa Thomaston maintained with PNC.

“Non-Defaulting Lender”  shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Recipient” shall mean the Agent, the Issuer, any Lender or Participant.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

(b)                                 The defined terms “Blocked Person”, “Canadian Lender Default” and U.S. Lender Default” set forth in Section 1.2 of the Credit Agreement are hereby deleted.

(c)                                  The defined term “Albéa Thomaston” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“   “Albéa Thomaston” shall mean Albéa Thomaston Inc., a Delaware corporation.”

(d)                                 The defined term “Anti-Terrorism Laws” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.”

(e)                                         The defined term “Canadian Obligations” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Canadian Obligations” shall mean and include, to the extent arising under or in connection with this Agreement or any Other Documents, any and all loans (including without limitation, all Canadian Advances and Canadian Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party to Issuer, PNC Canada as the maker of Canadian Swing Loans, Canadian Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any of the foregoing) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Canadian Loan Party and any indemnification obligations payable by any Canadian Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Canadian Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, or in any other manner, whether arising out of Agent’s or any Canadian Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with any item of payment, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, PNC Canada as the maker of Canadian Swing Loans and any Canadian Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Canadian Loan Party to Agent, Issuer, PNC Canada as the maker of Canadian Swing Loans or Canadian Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities of Canadian Loan Parties and (iii) all Cash Management Liabilities of Canadian Loan Parties.  Notwithstanding anything to the contrary contained in the foregoing, the Canadian Obligations shall not include any Excluded Hedge Liabilities.”

(f)                                   The defined term “Defaulting Lender”  set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its

Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to the Agent, the Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied or, with respect to clause (iii), which relates to a reimbursement of expenses that is subject to a good faith dispute; (b) has notified Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(c) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.”

(g)                                  The defined term “Excluded Taxes” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States as a result of such Recipient (or, in the case of a pass-through entity, any of its beneficial owners) being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result as of a present or former connection between it and the jurisdiction of the Governmental Body imposing such Tax, or any political subdivision thereof or therein, other than a connection arising solely from such Recipient’s having executed, delivered or performed its obligations or having received a payment or enforced its rights under this Agreement or any Other Document in such jurisdiction, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.11 or except to the extent, if any, that the assignor or seller of a participation interest was entitled, at the time of assignment or sale of a participation to receive additional amounts from the Borrowers with respect to such withholding Taxes) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s (or, in the case of a pass-through entity, any of its beneficial owners) failure to comply with Section Sections 3.10(e) and (f) and (d) any U.S. federal withholding Taxes imposed under FATCA.”

(h)                                 The defined term “Governmental Body” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).”

(i)                                     The defined term “Hedge Agreement” set forth in Section 1.2 of the Credit Agreement is hereby re-designated as “Interest Rate Hedge,” all references in the Credit Agreement to a “Hedge Agreement” are hereby deemed to be references to an “Interest Rate Hedge” and such defined term is amended and restated to read in its entirety as follows:

“ “Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Loan Party or Subsidiary thereof in order to provide protection to, or minimize the impact upon, such Loan Party Subsidiary thereof of increasing floating rates of interest applicable to Indebtedness.”

(j)                                    The defined term “Hedge Liabilities” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“  “Hedge Liabilities”  shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.”

(k)                                 The defined term “Indemnified Taxes” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“  “Indemnified Taxes”  shall mean Taxes imposed with respect to any Loan Document other than Excluded Taxes.”

(l)                                     The defined term “Lender-Provided Interest Rate Hedge” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“  “Lender-Provided Interest Rate Hedge”  shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative)  purposes.  Subject to Section 2.24(b)(xii) hereof, the liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party or Subsidiary thereof that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “U.S. Obligations” or “Canadian Obligations”, as applicable, of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, Pledge Agreement, Canadian Security Documents and Mortgages, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.”

(m)                             The defined term “Other Documents” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Other Documents” shall mean the Notes, the Questionnaire, the Fee Letter, the Canadian Security Documents, the Guaranty, the Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, the Mortgages (if any), the Subordination Agreements (if any), the Collateral Assignment of Acquisition Agreement, the Intercompany Subordination Agreement, documents and agreements giving rise to Cash Management Liabilities, documents and agreements giving rise to Hedge Liabilities and any and all other agreements, instruments and documents, including joinders, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.”

(n)                                 Clause (a) of the definition of “Permitted Encumbrances” set forth in Section 1.2 of the Credit Agreement is hereby amended to read as follows:

“(a) Liens in favor of Agent securing the Obligations;”

(o)                                 The defined term “Required Lenders” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Required Lenders” shall mean Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the Commitment Percentages of all Lenders (excluding the Commitment Percentages of Defaulting Lenders) or, after the termination of the Commitment, shall mean Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the Advances (other than Swing Loans) of all Lenders (other than Defaulting Lenders); provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean at all such times all Lenders (excluding any Defaulting Lenders).”

(p)                                 The defined term “U.S. Obligations” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “U.S. Obligations” shall mean and include, to the extent arising under or in connection with this Agreement or any Other Documents, any and all loans (including without limitation, all U.S. Advances and U.S. Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party to Issuer, PNC as the maker of U.S. Swing Loans, U.S. Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any of the foregoing) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any U.S. Loan Party and any indemnification obligations payable by any U.S. Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any U.S. Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, or in any other manner, whether arising out of Agent’s or any U.S. Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with any item of payment, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, PNC as the maker of U.S. Swing Loans and any U.S. Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any U.S. Loan Party to Agent, Issuer, PNC as the maker of U.S. Swing Loans or U.S. Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities of U.S. Loan Parties and (iii) all Cash Management Liabilities of U.S. Loan Parties.  Notwithstanding anything to the contrary contained in the foregoing, the U.S. Obligations shall not include any Excluded Hedge Liabilities.”

(q)                                 The first sentence of Section 2.2(b)(vi) of the Credit Agreement is hereby amended to read as follows:

“Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, including without limitation any

Change in Law, shall make it unlawful for any U.S. Lender (for purposes of this subsection (vi), the term “U.S. Lender” shall include any U.S. Lender and the office or branch where any U.S. Lender or any corporation or bank controlling such U.S. Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of U.S. Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and U.S. Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.”

(r)                                    The first sentence of Section 2.2(c)(vi) of the Credit Agreement is hereby amended to read as follows:

“Notwithstanding any other provision hereof, if any Applicable Law, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for any Canadian Lender (for purposes of this subsection (vi), the term “Canadian Lender” shall include any Canadian Lender and the office or branch where any Canadian Lender or any corporation or bank controlling such Canadian Lender makes or maintains any CDOR Rate Loans) to make or maintain its CDOR Rate Loans, the obligation of Canadian Lenders to make CDOR Rate Loans hereunder shall forthwith be cancelled and Canadian Borrowers shall, if any affected CDOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected CDOR Rate Loans or convert such affected CDOR Rate Loans into loans of another type.”

(s)                                   Section 2.13(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from the applicable Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each applicable Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any applicable Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) have funded any portion of a Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting funding Lender(s) a pro rata portion of the funds so withheld from such Defaulting Lender).”

(t)                                    Section 2.23 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“2.23                  Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)                                 (i)                                     Except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from the applicable Lenders which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentages of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of the applicable Lenders (other than any Defaulting Lender) holding a Commitment Percentage in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to the applicable Borrowers the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)                                  Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)                               If any Obligations in respect of (x) U.S.  Letters of Credit (or drawings under any U.S. Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such U.S. Lender holding a Commitment Percentage becomes a Defaulting Lender or (y) Canadian Letters of Credit (or drawings under any Canadian Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Canadian Lender holding a Commitment Percentage becomes a Defaulting Lender, then, as applicable:

(A)                               such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all outstanding U.S. Letters of Credit or Canadian Letters of Credit, as applicable, shall be reallocated among the applicable Non-Defaulting Lenders with respect thereto in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of the applicable outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding U.S. Letters of Credit or Canadian Letters of Credit, as applicable, to exceed the Commitment Percentage of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time.

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Agent (1) first, prepay any outstanding U.S. Swing Loans or Canadian Swing Loans, as applicable, that cannot be reallocated, and (2) second, Cash Collateralize, for the benefit of the Issuer, the applicable Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all U.S. Letters of Credit or Canadian Letters of Credit, as applicable, which, after giving effect to any partial reallocation pursuant to clause (A) above, were unable to be reallocated, in accordance with Section 3.2 for so long as such Obligations are outstanding;

(C)                               if the applicable Borrowers Cash Collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of any applicable Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2 with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of any applicable Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of any applicable Letters of Credit are Cash Collateralized;

(D)                               if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of any applicable Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the applicable Lenders pursuant to Section 3.2 shall be adjusted and reallocated to the Non-Defaulting Lenders in accordance with such reallocation; and

(E)                                if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of the applicable Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2 with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of the applicable Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Lender’s Participation Commitment in the Maximum Undrawn Amount of the applicable Letters of Credit is reallocated and/or Cash Collateralized; and

(iv)                              so long as any Lender is a Defaulting Lender, the Issuer shall not be required to issue, amend or increase any Letter of Credit of the type such Defaulting Lender has a Commitment Percentage for, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of the applicable types of Letters of Credit (after giving effect to any such issuance, amendment or increase) will be fully allocated to the applicable Non-Defaulting Lenders and/or Cash Collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and any newly issued or increased U.S. Letter of Credit shall be allocated among the applicable Non-Defaulting

Lenders in a manner consistent with Section 2.23(b)(ii)(A) above (and such Defaulting Lender shall not participate therein).

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender otherwise required in the case of an amendment, waiver or other modification which would (i) increase the Commitment Percentage or the maximum dollar amount of the commitments of such Defaulting Lender or (ii) extend the Term or the time for payment of principal or interest of any Advance held by such Defaulting Lender, or any fee payable to such Defaulting Lender, or reduce the principal amount of or the rate of interest (other than a waiver of default interest) borne by any Advances held by such Defaulting Lender or reduce any fee payable to such Defaulting Lender.

(d)                                 Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23  shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event that the Agent, Borrowers and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto, and the Participation Commitments of the Lenders (including such cured Defaulting Lender) of the Maximum Undrawn Amount of all applicable outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment Percentage, and on such date such Lender shall purchase at par such of the applicable Revolving Advances of the other applicable Lenders and/or return to the Borrowers, within five (5) Business Days, any Cash Collateral previously provided, in each case as the Agent shall determine may be necessary in order for such Lender to hold the applicable Revolving Advances and Participation Commitments in accordance with its Commitment Percentage.

(f)                                   If Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Issuer shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to Issuer to defease any risk to it in respect of such Lender hereunder.”

(u)                                 Section 3.7 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“3.7                         Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Issuer or Lender and any Person controlling Agent, any Lender or Issuer and the office or branch where Agent, any Lender or Issuer (as so defined) makes or maintains any Eurodollar Rate Loans or CDOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                 subject Agent, any Lender or Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, any Excluded Tax);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent, any Lender or Issuer or the London interbank LIBOR market, Canadian interbank CDOR market, any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender or Issuer deems to be material, then, in any case the applicable Borrowers shall promptly pay Agent or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate or CDOR Rate, as the case may be.  Agent or such Lender or Issuer shall certify the amount of such additional cost or reduced amount, and provide a reasonably detailed calculation thereof, to the applicable Borrowing Agent, and such certification shall be conclusive absent manifest error.

Failure or delay on the part of Agent or any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of Agent’s or such Lender’s right to demand such compensation; provided that no Loan Party shall be required to compensate Agent or any Lender pursuant to the foregoing provisions of this

Section 3.7 for any increased costs incurred or reductions suffered more than six months prior to the date that Agent or such Lender notifies the applicable Borrowing Agent of the circumstance giving rise to such increased costs and of Agent’s or such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions involves a Change in Law that is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).  Agent or any Lender making any claim under this Section 3.7 shall provide to the applicable Borrowing Agent a certificate stating (including the calculation of any basis for, in reasonable detail) the amount of such claim.  If Agent or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”) determines, in its sole discretion, that it has received a refund of any tax with respect to which Borrowers have paid additional amounts pursuant to this Section 3.7, it shall pay to the applicable Borrowers an amount equal to such refund (but only to the extent of the additional amounts paid by such Borrowers under this Section 3.7, net of all out-of-pocket expenses of such Payee, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that the applicable Borrowers, upon the request of such Payee, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Payee in the event such Payee is required to repay such refund to such Governmental Body.  This subsection shall not be construed to require any Payee to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the applicable Borrowing Agent or any other Person.”

(a)                                 Section 3.9(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)                           In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Issuer or any Lender and any Person controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans or CDOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, the applicable Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.”

(b)                                 Section 3.10 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“3.10.               Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions of Indemnified Taxes applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)                                 Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)                                  Borrowers shall indemnify Agent, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrowing Agents by any Lender, Participant, or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or the Issuer, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, such Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowing Agents (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by a Borrowing Agent or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  If the lapse of time or a change in circumstances renders previous documentation obsolete or inaccurate in any material respect, the affected Recipient shall deliver to the applicable Borrowing Agent and the Agent new accurate and complete original signed copies of the applicable documentation establishing such exemption or reduction.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent or Borrowers shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent and Borrowers are indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Recipient for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Recipient, if requested by a Borrowing Agent or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by a Borrowing Agent or Agent as will enable Borrowers or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Recipient) shall deliver to Borrowing Agents and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Recipient) becomes Agent, Issuer, a Lender or a Participant under this Agreement (and from time to time thereafter upon the request of a Borrowing Agent or the Agent, but only if such Foreign Lender (or other Recipient) is legally entitled to do so), whichever of the following is applicable:

(i)                                     two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)                              any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by

Applicable Law to permit Borrowers to determine the withholding or deduction required to be made,

(v)                                 if such Foreign Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Recipient serves as an intermediary or is a pass-through entity, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments, including IRS Forms W-8BEN with respect to beneficial owners of the payment), or

(vi)                              to the extent that any Recipient is not a Foreign Lender, such Recipient shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Recipient is not a Foreign Lender.

(f)                                   If a payment made to a Recipient under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and Borrowing Agents (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Recipient, and (B) other documentation reasonably requested by the Agent or a Borrowing Agent sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Recipient has complied with such applicable reporting requirements or determine the amount to deduct and withhold from such payment.

(g)                                  If a Recipient determines, in its sole discretion, that it has received a permanent net tax benefit with respect to Indemnified Taxes that Borrowers have paid pursuant to Section 3.10(a) such Recipient shall pay Borrowers an amount equal to such recovery or permanent net tax benefit but only to the extent of the amounts paid by Borrowers pursuant to Section 3.10(a) with respect to the Indemnified Taxes giving rise to such permanent net tax benefit, net of all reasonable out-of-pocket expenses and together with any interest received from the Governmental Body.  If such Recipient is later required to repay such net benefit to the Governmental Body, Borrowers shall pay such Recipient the amount paid to Borrowers pursuant to this Section 3.10(g) within five (5) business days of written demand by such Recipient, together with any penalties, interest or other charges imposed by such taxing authority.  This Section 3.10(g) shall not be construed to require any Recipient to make its tax returns or any other information relating to its taxes available to any Borrowing Agent or any other Person.

(h)                                 The rights and duties of the parties under this Section 3.10 shall survive the termination of this Agreement and the payment of the amounts payable hereunder until expiry of the applicable statute of limitations.”

(c)                                  Section 3.11(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Sections 3.7, 3.9 or 3.10 hereof, (b)  claims additional amounts payable pursuant to Section 3.10, (c) is unable to make or maintain Eurodollar Rate Loans or CDOR Rate Loans as a result of a condition described in Section 2.2(b)(vi) or 2.2(c)(vi) hereof or (d) is a Defaulting Lender, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(g) hereof to be applicable), or such Lender becoming a Defaulting Lender, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) notify the Affected Lender that Borrowers are seeking a replacement Lender satisfactory to the Agent and Borrowing Agents (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment; provided, that, Borrowers shall not be entitled to replace a Lender in respect of a claim for payment under Section 3.10 unless such assignment will result in a reduction in such payments thereafter.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage then such Affected Lender shall assign, in accordance with Section 15.3 hereof, all of its Advances and its Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (x) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (y) prior to any such assignment, Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under Sections 3.7 and 3.9. Upon the effective date of such assignment, Borrowers shall, if requested, issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution(s) shall become a “Lender” for all purposes under this Agreement and the other Documents.”

(d)           Section 4.11 of the Credit Agreement is hereby amended by adding the following after the last sentence thereof:

“Loan Parties shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.”

(e)           Section 4.15(h)(i) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(i)          All proceeds of Collateral of the U.S. Loan Parties and any other amounts payable to any U.S. Loan Party at any time, shall be deposited by the U.S. Loan Parties into (A) a collection account established at a U.S. bank or banks (each such bank, a “U.S. Blocked Account Bank”) pursuant to an arrangement with such U.S. Blocked Account Bank as may be selected by U.S. Borrowing Agent and be acceptable to Agent, (B) a collection account established at PNC for the deposit of such proceeds or (C) solely with respect to Customers of Albéa Thomaston remitting payment in Euros, the MC Account so long as the MC Account is at all times subject to a standing wire instruction that all available funds in the MC Account in excess of the Dollar equivalent of $2,000,000 shall be wired, on each Business Day, to Agent for application to the Advances (all accounts described in clauses (A), (B) and (C), the “U.S. Collection Accounts”).  All proceeds of Collateral of the Canadian Loan Parties and any other amounts payable to any Canadian Loan Party at any time shall be deposited by the Canadian Loan Parties into either (A) a collection account established at a Canadian bank or banks (each such bank, a “Canadian Blocked Account Bank”) or (B) a collection account established at PNC Canada or an Affiliate of PNC for the deposit of such proceeds (all such accounts the “Canadian Collection Accounts” and together with the U.S. Collection Accounts, the “Collection Accounts”).  Each Collection Account shall at all times be subject to a deposit account control agreement, in form and substance satisfactory to Agent, directing, with respect to the U.S. Collection Accounts (other than the MC Account), such Blocked Account Bank (or PNC, as applicable) to transfer, on each Business Day, all available funds in such Collection Account to Agent (whether by book transfer or wire transfer to such deposit account of Agent as may be indicated therein); provided, however, with respect to the MC Account, in addition to the provisions set forth above regarding the standing wire instructions, in the event that Undrawn Availability is at any time less than $20,000,000, then Agent shall be permitted to issue a notice of sole control with respect to the MC Account and all funds deposited thereto shall be wired, on each Business Day, to Agent for application to the Advances.  All funds deposited in such Collection Accounts (other than the MC Account) shall immediately become the property of Agent and Loan Parties shall obtain the agreement by each Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such collection account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.”

(f)            Section 5.7 of the Credit Agreement is hereby re-titled “O.S.H.A.; Environmental Compliance; Flood Laws.” and amended by adding the following as subsection (d) thereof:

“(d)         All Real Property owned by any of the Loan Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which comply, in all material respects, with the requirements of Section 4.11.  Each Loan Party has taken all actions required to have been taken under Section 4.11.”

(g)           Section 5.24 (Anti-Terrorism Laws) of the Credit Agreement is hereby amended and restated to read in its entirety “[Reserved].”

(h)           Section 5.25 (Trading with the Enemy) of the Credit Agreement is hereby amended and restated to read in its entirety “[Reserved].”

(i)            Article VI of the Credit Agreement is hereby amended by adding thereto the following Section 6.11:

“6.11.     Keepwell.  Subject to Section 2.24(b)(xii) hereof, if it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.11, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.11 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.11 constitute, and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.”

(j)            Section 7.1(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         Sell, lease, transfer or otherwise dispose of any Collateral except (i) dispositions expressly permitted by Section 4.3 (it being understood and agreed that notwithstanding anything to the contrary in Section 4.3, the exceptions in Section 4.3 shall be equally applicable to Loan Parties and Subsidiaries of Parent Holdcos that are not Loan Parties) and (ii) any other sales or dispositions expressly permitted by this Agreement;”

(k)           Section 7.4(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(e)         pursuant to a Foreign Currency Hedge and/or Interest Rate Hedge permitted under Section 7.23;”

(l)            Section 7.8(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         Foreign Currency Hedges and Interest Rate Hedges permitted under Section 7.23;”

(m)          Section 7.8(g) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g)         other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $5,000,000,”

(n)           Section 7.18 (Anti-Terrorism Laws) of the Credit Agreement is hereby amended and restated to read in its entirety “[Reserved].”

(o)           Section 7.23 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“7.23      Hedging Transactions.  Enter into any (a) Foreign Currency Hedge or Interest Rate Hedge other than to protect itself from fluctuations in interest rates, currency exchange rates or commodity prices in the normal conduct of its business; it being agreed that in no circumstance shall it enter into, or permit any of its Subsidiaries to enter into any such Foreign Currency Hedge or Interest Rate Hedge for speculative purposes or (b) Foreign Currency Hedge or Interest Rate Hedge which is secured by a Lien on any assets of any Parent Holdco or any of its Subsidiaries other than a Lender-Provided Foreign Currency Hedge and/or Lender-Provided Interest Rate Hedge.”

(p)           That portion of Section 10.5 of the Credit Agreement prior to clause (b) thereof is hereby amended to read as follows:

“Except as otherwise provided for in this Article X, failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant (a) contained in Sections 2.22, 4.3, 4.7, 4.9, 4.11, 4.15(h), 4.19(b), 6.5, 6.10, 6.11, 7, 9.2, 9.7, 9.8, 9.9, 9.12 and 9.13,”

(q)           Article X of the Credit Agreement is hereby amended by deleting the word “or” at the end of Section 10.22 thereof, changing the “.” at the end of Section 10.23 thereof to “; or” and adding the following as Section 10.24 thereof:

“10.24 Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.20 hereof.”

(r)            Section 11.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“11.5  Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of:

(a)           the U.S. Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral of any U.S. Loan Party may, at Agent’s discretion (and shall following acceleration of the Loans), be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent payable by the U.S. Loan Parties in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to such Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent payable by the U.S. Loan Parties;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders payable by the U.S. Loan Parties to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all accrued interest on account of the U.S. Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the U.S. Swing Loans;

SIXTH, to the payment of all U.S. Obligations consisting of accrued fees and interest (other than interest in respect of U.S. Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the U.S. Obligations (other than principal in respect of U.S. Swing Loans paid pursuant to clause FIFTH above) including the payment or cash collateralization of any outstanding U.S. Letters of Credit in accordance with Section 3.2(d) hereof) but excluding U.S. Obligations consisting of Cash Management Liabilities and Hedge Liabilities in excess of any Reserve established with respect thereto at a time when, both immediately before and immediately after establishment of such reserve, no Out-of-Formula Loan was outstanding;

EIGHTH, to all other U.S. Obligations, including all remaining Cash Management Liabilities and Hedge Liabilities, which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH” above or pursuant to clause (b) below; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus (including pursuant to the Intercreditor Agreement or any other applicable subordination or intercreditor agreement).

(b)           The Canadian Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral of any Canadian Loan Party may, at Agent’s discretion (and shall following acceleration of the Loans), be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent payable by the Canadian Loan Parties in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to such Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent payable by the Canadian Loan Parties;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders payable by the Canadian Loan Parties to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all accrued interest on account of the Canadian Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Canadian Swing Loans;

SIXTH, to the payment of all Canadian Obligations consisting of accrued fees and interest (other than interest in respect of Canadian Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Canadian Obligations (other than principal in respect of Canadian Swing Loans paid pursuant to clause FIFTH above) including the payment or cash collateralization of any outstanding Canadian Letters of Credit in accordance with Section 3.2(d) hereof) but excluding Canadian Obligations consisting of Cash Management Liabilities and Hedge Liabilities in excess of any Reserve established with respect thereto at a time when, both immediately before and immediately after establishment of such reserve, no Out-of-Formula Loan was outstanding;

EIGHTH, to all other Canadian Obligations, including all remaining Cash Management Liabilities and Hedge Liabilities, which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus (including pursuant to the Intercreditor Agreement or any other applicable subordination or intercreditor agreement).

(c)           In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and, with respect to U.S. Obligations, “TENTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible, appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(d) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, “NINTH”, and, with respect to U.S. Obligations, “TENTH” above in the manner provided in this Section 11.5.”

(s)            The third address block of Section 15.6(A) is hereby amended and restated to read:

“with an additional copy to:

Blank Rome, LLP

1925 Century Park East, Suite 1900

Los Angeles, California 90067

Attention: Danielle V. Garcia

Telephone: (424) 239-3412

Facsimile: (424) 239-3394”

(t)            Section 15.7 of the Credit Agreement is hereby amended by adding the number “3.10,” immediately after the number “3.9,” appearing therein.

(u)           Section 15.17(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         Certifications From Banks and Participants; USA PATRIOT Act.

(i)            Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (A) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (B) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(ii)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lenders may from time to time request, and Loan Parties shall provide to any such Lender, each Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.”

(v)           Article XV of the Credit Agreement is hereby amended by adding the following as Section 15.20 thereof:

“15.20 Anti-Money Laundering/International Trade Law Compliance.  Each Loan Party represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.  The Loan Parties covenant and agree that they shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.”

(w)          Schedule 4.15(h) to the Credit Agreement is hereby replaced with Schedule 4.15(h) to this Amendment.

2.             Effectiveness of this Amendment. Agent, or the Co-Collateral Agents, as applicable, must have received the following items, in form and content acceptable to the Co-Collateral Agents, before this Amendment is effective.

(a)           Amendment. This Amendment fully-executed by all parties hereto and thereto.

(b)           Control Agreement.  A deposit account control agreement with respect to the MC Account, in form and substance reasonably satisfactory to the Co-Collateral Agents.

(c)           Certificate of Sun Capital. A duly executed certificate in the form of Exhibit A hereto.

3.             Representations and Warranties.  As of the date hereof, each of the Parent Holdcos and Borrowers represents and warrants as follows:

(a)           Authority.  Such Person has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Other Documents (as amended or modified hereby).  This Amendment has been duly executed and delivered by such Person, and this Amendment constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Amendment (a) are within such Person’s corporate, limited liability company or limited partnership powers (as applicable), have been duly authorized by all necessary company or partnership (as applicable) action, are not in contravention of law or the terms of such Person’s operating agreement, bylaws, partnership agreement, certificate of formation, articles of incorporation or other applicable documents relating to such Person’s formation or to the conduct of such Person’s business or of any material agreement or undertaking to which such Person is a party or by which such Person is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents which have been duly obtained, made or compiled prior to the date hereof and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Loan party under the provisions of any material agreement, charter document, operating agreement or other instrument to which any Loan Party is a party or by which it or its property is a party or by which it may be bound.

(b)           Representations and Warranties.  Each of the representations and warranties made by a Loan Party in or pursuant to the Credit Agreement (as modified by this Amendment), the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with the Credit Agreement, the Other Documents or any related agreement are true and correct in all material respects on and as of the date hereof or the date of the Credit Agreement, as applicable, as though made on and as of such date, other than representations and warranties relating to a specific earlier date, and in such case such representations and warranties are true and correct in all material respects as of such earlier date.

(c)           No Default.  No event has occurred and is continuing that constitutes a Default or an Event of Default.

4.             Choice of Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

5.             Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

6.             Reference to and Effect on the Other Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Other Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all Other Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Agent and the Lenders.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent and/or the Lenders under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

(d)           To the extent that any terms and conditions in any of the Other Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

7.             Ratification.  Each of the Parent Holdcos and Borrowers hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Other Documents effective as of the date hereof.

8.             Integration.  This Amendment, together with the Other Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

9.             Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

10.          Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent, the Co-Collateral Agents or the Lenders to modify or waive any of their respective rights and remedies under the Other Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

11.          Guarantors’ Acknowledgment. With respect to the amendments to the Credit Agreement effected by this Amendment, each of the Loan Parties signatory hereto that is (or concurrently herewith, is becoming) a Guarantor, hereby acknowledges and agrees to this Amendment and confirms and agrees that its Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of this Amendment, each reference in such Guaranty to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or modified by this Amendment. Although Agent and the Lenders have informed the Guarantors of the matters set forth in this Amendment, and the Guarantors are hereby acknowledging the same, each Guarantor understands and agrees that neither Agent nor any Lender has any duty under the Credit Agreement, any Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any transaction hereafter.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TWIST BEAUTY PACKAGING HOLDING CORP.,
a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBEA AMERICAS, INC., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBEA COSMETICS AMERICA, INC.,
a Delaware corporation

By:	/s/ Robert Pelliciari
Name: Robert Pelliciari
Title: Secretary

ALBEA BEAUTY SOLUTIONS USA, LLC,
a New York limited liability company

By:	/s/ Robert Pelliciari
Name: Robert Pelliciari
Title: Secretary

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement

ALBEA MEXICANA, LP, a Texas limited partnership

By: Albea Plastic Packaging Texas, Inc.
its: General Partner

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

BEAUTY PACKAGING CANADA HOLDINGS, INC.,
an Ontario corporation

By:	/s/ Roy Turner
Name: Roy Turner
Title: Director

ALBÉA CANADA INC.,
an Ontario corporation

By:	/s/ Roy Turner
Name: Roy Turner
Title: Director

CEBAL MEXICANA LLC,
a Delaware limited liability company

By:
Name: Robert Pelliciari
Title: Vice President and Secretary

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement

ALBEA PLASTIC PACKAGING TEXAS, INC., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL AMERICAS, INC., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL HOLDING CORP., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA METAL REAL ESTATE, INC., a Delaware corporation

By:	/s/ Fabrice Beaussant
Name: Fabrice Beaussant
Title: Treasurer

ALBÉA THOMASTON, INC., a Delaware corporation

By:	/s/ Denis Parant
Name: Denis Parant
Title: President

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Co-Collateral Agent, Agent and a Lender

By:	/s/ Scott K. Goldstein
Name: Scott K. Goldstein
Title: Senior Vice President

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Collateral Agent and a Lender

By:	/s/ Sabina Lin
Name: Sabina Lin
Title: Duly Authorized Signatory

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement

PNC BANK CANADA BRANCH, as a Lender

By:	/s/ Michael Etienne
Name: MICHAEL ETIENNE
Title: SENIOR VICE PRESIDENT

Signature Page to Seventh Amendment to Revolving Credit and Security Agreement